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                                                                  EXHIBIT 10ad





                                                            PETER S. WILLMOTT
                                                            PRESIDENT & CEO
                                                            (847) 391-7383
                                                            FAX: (847) 391-7598


                                 April 7, 1997

Mr. Richard F. Vitkus
Senior Vice President and General Counsel
Zenith Electronics Corporation
1000 Milwaukee Avenue
Glenview, IL 60025

Dear Rich:

As you know, Zenith Electronics Corporation ("Zenith" or the "Company") is in the process of implementing a turnaround program to bring the Company to a level of profitability acceptable to the Board of Directors and the shareholders. As a valued executive, your continued employment with and commitment to the Company at this time is very important. In recognition of your efforts in implementing the turnaround at Zenith, I have been authorized by the Company's Board of Directors to offer you an opportunity to share in the success of that effort by participating in a one time special bonus, the Performance Optimization Plan ("POP"), the terms of which are described below. The POP is in addition to and not in lieu of your current compensation and benefits, including all benefits provided under your employment agreement dated January 1, 1997.

The POP

If (a) Zenith's aggregate pre-tax earnings during the years 1997, 1998 and 1999 equals or exceeds an amount equal to break-even ( e.g., zero earnings), taking into account the gross pre-tax cost to the Company of making the payments to the executives selected for the POP program ("Formula Earnings") and, (b) you are actually employed by Zenith on December 31, 1999, then on or before January 10, 2000 (or as soon thereafter as practicable, but in no event later than March 31, 2000), you will receive a cash payment (less withholding) in an amount equal to three times your base pay and target bonus as in effect on December 31, 1999. If such cash payment is not made by February 15, 2000, then it shall begin to accrue interest from that date until paid, at an annual rate of the then Prime Rate as published by The Wall Street Journal. The definition of Formula Earnings is subject to adjustment by the Zenith Board of Directors to reflect extraordinary events and other circumstances having a material impact on earnings.

So that it is clear, as an example: assuming the cost to the Company of making the POP payment to all eligible participating executives is $10,000,000.00, then Zenith's aggregate pre-tax earnings for the years 1997, 1998 and 1999, after taking into account such $10,000,000.00, must equal or exceed zero earnings in order for any payment to be made. It is immaterial, for purposes of the POP, what Zenith's earnings or losses are for a particular year as long as the aggregate of the earnings and losses for the three years equals or exceeds the Formula Earnings. If the aggregate earnings for these years fall below zero, no payment will be made and the POP will terminate. Likewise, the payment will not increase if the earnings are above the Formula Earnings.



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Richard F. Vitkus
April 7, 1997
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Effect on Company Benefit Plans

No amounts payable pursuant to the POP shall constitute wages or compensation for purposes of determining the amount of any benefits you are entitled to receive at any time from any employee benefit plan, program or employment practice maintained or contributed by Zenith.

Choice of Law

The POP and this letter agreement shaft be governed by the laws of the State of Illinois.

Invalidity of Provision

If any provision of the POP or this letter agreement is declared invalid, illegal or unenforceable by any court of competent jurisdiction, all of the remaining provisions of the POP and this letter agreement shall continue in full force and effect.

Successor

The POP and this letter agreement shall be binding on any successor, whether by the merger or otherwise, to Zenith.

Amendment

No modification or amendment hereof shall be valid or binding on either party unless made in writing and signed by both parties or by their duly authorized officers or representatives.

Please review this letter agreement carefully before signing. If you are in agreement with the above provisions, please signify your acceptance by signing and dating both copies of this letter agreement in the space provided below and return one copy to me.

                                   Very truly yours,


                                   By
                                         Peter S. Willmott

AGREED TO AND ACCEPTED:

By
     Richard F. Vitkus
Dated